EXHIBIT 10.3

PARTNERSHIP AGREEMENT

Partnership Agreement (the “Agreement”) dated as of June 20, 2014, between SofTech, Inc., a Massachusetts corporation with offices at 650 Suffolk Street, Suite 415, Lowell, MA 01854 (“SofTech”) and Essig Research, Inc., a Ohio corporation with offices at 497 Circle Freeway Drive, Suite 236, Cincinnati, OH 45246-1257 (“Essig”).

RECITALS

WHEREAS, SofTech and Essig believe there is significant market opportunity in cross-marketing their products, services and other capabilities to their respective customers; and

WHEREAS, SofTech and Essig believe that sharing office space will facilitate cooperation between the teams.

The parties agree as follows:

1.

Marketing and Delivery Activities and Responsibilities. SofTech and Essig agree to work together to market and deliver Essig service offerings to the SofTech customer base which shall include, at a minimum:

a)

developing content on the SofTech web page detailing the Essig service offerings;

b)

e-mail blasts to the SofTech mailing list detailing those service offerings;

c)

webinars and go-to-meetings where appropriate; and

d)

customer visits and other activities to be agreed upon between the parties.

The objective is to leverage SofTech’s goodwill and exceptional service reputation with its customers to offer an expanded menu of service offerings from Essig that SofTech’s customers might find valuable.

Generally, the parties anticipate that SofTech shall be primarily responsible for project management, billing and collection and Essig shall be primarily responsible for performance on these types of projects. Revenue generated from these co-marketing efforts in which Essig services are marketed and delivered to SofTech’s customers (“Partnering Revenue”) shall be shared between the parties as follows: SofTech – 20%, Essig – 80% (“Revenue Split”).  However, the parties also acknowledge that the primary responsibilities may shift depending on the type of tasks, the availability of personnel and a multitude of other reasons that are difficult to enumerate at this point. Therefore the Revenue Split may be modified on a case by case basis due to type of work and related responsibilities.  Both parties must agree to any change in Revenue Split in writing.

Partnering Revenue shall specifically not include the revenue each of the parties derive currently from their existing technology and service offerings.

Each party shall be responsible for its own expenses in pursuing these mutually identified opportunities. In the event whereby this marketing effort results in an opportunity, the parties anticipate that SofTech shall subcontract the performance to Essig. Specific contractual terms regarding performance, indemnification, insurance, responsibilities, project plan and other critical contract terms shall be dictated by the opportunity, agreed upon at that time and documented in the specific project contracts.

1)

Term. This Agreement shall expire if not renewed by mutual agreement on April 1, 2017.

2)

Essig Use of SofTech’s Massachusetts Facility. SofTech will provide office space at its headquarters (or comparable facility) located at 650 Suffolk Street, Lowell, MA 01854 for up to fifteen (15) Essig employees or contractors through April 1, 2017 at no charge.

SOFTECH, INC.		ESSIG RESEARCH, INC.

By:	/s/ Joseph Mullaney	By:	/s/ Joseph P Daly

Its:	CEO	Its:	CEO

Date:	June 20, 2014	Date:	June 20, 2014